Exhibit 10.3

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of October 15, 2018,

BETWEEN:

GOLDEN SHARE RESOURCES CORPORATION, a corporation

existing under the federal laws of Canada (“Golden Share”)

AND

HARMONY ENERGY TECHNOLOGIES CORPORATION, a

corporation existing under the laws of the State of Delaware (“Spinco”)

WHEREAS:

A.	Golden Share intends to transfer the Spin-off Assets to Spinco by way of a plan of arrangement pursuant to the CBCA, as more particulary described herein and in the Plan of Arrangement.

B.	The Plan of Arrangement will constitute the basis for an exemption from the registration requirements of the Securities Act of 1933, as amended, of the United States of America, provided by section 3(a)(10) thereof, with respect to the distribution of Spinco Shares to current Golden Share Shareholders upon consummation of the Arrangement.

C.	The Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to the Arrangement.

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto do hereby covenant and agree as follows:

ARTICLE 1 INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals hereto, the following defined terms have the meanings hereinafter set forth:

“Agreement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this arrangement agreement (including the schedules hereto) as supplemented, modified or amended, and not to any particular Article, Section, Schedule or other portion hereof;

“Applicable Laws” (in the context that refers to one or more Persons) means any domestic or foreign, federal, state, provincial or local law (statutory, common or otherwise, and including Applicable Securities Laws), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and any terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, that is binding upon or applicable to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities, as the same may be amended from time to time prior to the Effective Date;

“Arrangement” means the Arrangement under the provisions of the CBCA on the terms and conditions set forth herein and in the Plan of Arrangement, subject to any amendments or variations thereto in accordance with Article 6 of the Plan of Arrangement;

“Arrangement Resolution” means the special resolution to approve the Arrangement to be considered at the Meeting by the Golden Share Shareholders substantially in the form attached as Schedule “A” hereto;

“Articles of Arrangement” means the Articles of Arrangement in respect of the Arrangement required under the CBCA to be sent to the Director for filing after the Final Order has been granted;

“Business Day” means a day on which banks are generally open for the transaction of commercial business in Toronto, Ontario, but does not, in any event, include a Saturday or Sunday or statutory holiday in Ontario;

“CBCA” means the Canada Business Corporations Act, as now enacted and as amended, and the regulations thereto;

“Certificate of Arrangement” means the proof of filing of the Director pursuant to the CBCA in respect of the Articles of Arrangement;

“Commercialization Agreement” means agreement 70973 dated January 25, 2018 between Battelle Memorial Institute Pacific Northwest Division and Golden Share;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (written or oral) to which a Party is a party or by which a Party is bound or affected or to which any of their respective assets are subject;

“Court” means, the Ontario Superior Court of Justice;

“Director” means the Director appointed under section 260 of the CBCA;

“Dissent Rights” means the rights of dissent granted in favour of registered Golden Share Shareholders in respect of the Arrangement as described in the Interim Order;

“Effective Date” means the date the Arrangement becomes effective pursuant to the CBCA, being the date shown on the Certificate of Arrangement;

“Effective Time” means the time at which the Arrangement becomes effective on the Effective Date pursuant to the CBCA;

“Energy Storage Business” means Golden Share’s energy storage business that will be transferred to Spinco under the Arrangement, consisting primarily of the Spin-off Assets.

“Financing” means the offering by way of private placement of Spinco Shares at a price of US$1.00 each, for gross proceeds of not less than US$100,000 and up to US$1,000,000, of which the closing of a minimum of US$100,000 is a condition to the closing of the Arrangement and other transactions contemplated by the Arrangement Agreement;

“Final Order” means the final order of the Court approving the Arrangement pursuant to the CBCA, in a form acceptable to both Spinco and Golden Share, each acting reasonably, as such order may be amended by the Court (with the consent of both Spinco and Golden Share, each acting reasonably) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Spinco and Golden Share, each acting reasonably) on appeal;

“Golden Share” means Golden Share Resources Corporation, a corporation existing under the CBCA; “Golden Share Shares” means the common shares in the capital of Golden Share;

“Golden Share Shareholders” means the holders of Golden Share Shares;

“Golden Share Shareholders Vote” has the meaning ascribed thereto in Subsection 2.3(a)(ii);

“Governmental Entity” means any: (a) national, international, multinational, federal, provincial, state, regional, municipal, local or other government or any governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau ministry or agency, domestic or foreign; (b) any subdivision, agent, commission, board or authority of any of the foregoing; (c) any quasi-governmental or private body exercising any regulatory, expropriation or Taxing Authority under or for the account of any of the foregoing; and (d) the TSXV;

“Information Circular” means the notice of the Meetings and accompanying joint information circular of Spinco and Golden Share, together with all appendices, schedules and exhibits thereto, to be sent by Spinco and Golden Share to the Spinco Shareholders and Golden Share Shareholders in connection with the Meetings, as amended, supplemented or otherwise modified;

“Interim Order” means an interim order of the Court concerning the Arrangement pursuant to the CBCA in a form acceptable to both Spinco and Golden Share, each acting reasonably, containing declarations and directions with respect to the Arrangement and the holding of the Meeting, as such order may be affirmed, amended or modified by the Court;

“Legal Actions” means claims, actions, enquiries, applications, suits, demands, arbitrations, charges, indictments, hearings or other civil, criminal, administrative or investigative proceedings, or other investigations or examinations;

“License Agreement” means license agreement number 528131 effective October 6, 2016 between Batelle Memorial Institute and Golden Share, as amended on May 26, 2017 and February 8, 2018;

“Material Adverse Change” or “Material Adverse Effect” means any fact or state of facts, circumstance, change, effect, occurrence or event that individually or in the aggregate is, or would reasonably be expected to be, material and adverse to the condition (financial or otherwise), business, operations, affairs, assets, liabilities (contingent or otherwise), capitalization, operations, licenses, prospects or cash flows of Spinco or Golden Share, as applicable, other than any fact or state of facts, circumstance, change, effect or occurrence resulting from:

(a)	conditions affecting the energy storage industry generally in jurisdictions in which Spinco or Golden Share, as applicable, carries on business, and not specifically relating to Spinco or Golden Share, as applicable, including changes in Applicable Laws or Taxes (other than any such change in Applicable Laws or Taxes that results in a material increase to the direct acquisition cost of Spinco to Golden Share, which changes may be taken into account in determining whether there has been a Material Adverse Change or Material Adverse Effect);

(b)	general economic, financial, currency exchange, securities or commodity prices in Canada or elsewhere;

(c)	any action or inaction taken by Spinco or Golden Share that is consented to by the other Party or expressly contemplated in this Agreement or expressly in writing;

(d)	any generally applicable change in Applicable Laws; or

(e)	a change in the market trading price or trading volume of the Golden Share Shares (provided, however, that the causes underlying such changes may be considered to determine whether such causes constitute a Material Adverse Effect), provided, however, that: (i) the change or effect referred to in (a), (b) or (e) above does not primarily relate only to (or have the effect of primarily relating only to) Spinco or Golden Share, as applicable, disproportionately or affects Spinco or Golden Share, as applicable, compared to other entities of similar size and operating in the same industry, in which case, the relevant exclusion from this definition of Material Adverse Change or Material Adverse Effect referred to in (a), (b) or (e) above will not be applicable; and (ii) references in certain Sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a “Material Adverse Change” or a “Material Adverse Effect” has occurred;

“Meeting” means the annual and special meeting of the Golden Share Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement and the Interim Order to consider the Arrangement;

“Outside Date” means December 31, 2018 or such later date as may be agreed to in writing by Golden Share and Spinco;

“Parties” means, collectively, the parties to this Agreement, and “Party” means any one of them;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means plan of arrangement set forth in Schedule “D” to this Agreement, as such plan of arrangement may be amended or supplemented from time to time in accordance with the terms thereof and hereof;

“Spinco” means Harmony Energy Technologies Corporation; “Spinco Shares” means the common shares in the capital of Spinco;

“Spin-off Assets” means the Commercialization Agreement, License Agreement and the pre-payment in the amount of US$100,000 made to PNNL under the Commercialization Agreement;

“Tax” or “Taxes” means any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Taxing Authority, whether computed on a separate, consolidated, unitary, combined or other basis, which taxes include all income or profits taxes (including federal income taxes and provincial income taxes), payroll and employee withholding taxes, employment insurance premiums, unemployment insurance, social insurance taxes, Canada Pension Plan contributions, sales and use taxes (including goods and services and provincial sales taxes) value added taxes, excise taxes, fuel taxes franchise taxes, gross receipts taxes, carbon taxes, capital taxes, production taxes, recapture, withholding taxes, employee health taxes, surtaxes, customs, import and export taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Spinco or Golden Share, as applicable, is required to pay, withhold, remit or collect;

“Taxing Authority” means any Governmental Entity responsible for the imposition of any Tax (domestic or foreign);

“TSXV” means the TSX Venture Exchange;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, Sections, Subsections, paragraphs and other portions and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section”, “Subsection”, or “paragraph” followed by a number and/or a letter refer to the specified Article, Section, Subsection or paragraph of this Agreement.

1.3	Number and Gender; Derivatives

Unless the context otherwise requires, in this Agreement, words importing the singular number include the plural and vice versa, and words importing the use of any gender include all genders. If a word is defined in this Agreement a grammatical derivative of that word has a corresponding meaning. The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

1.4	Currency

All sums of money that are referred to in this Agreement are expressed in lawful money of Canada unless otherwise noted.

1.5	Schedules

The following schedules attached hereto are incorporated into and form an integral part of this Agreement:

Schedule “A” – Arrangement Resolution

Schedule “B” – Golden Share Plan of Arrangement

ARTICLE 2

THE ARRANGEMENT

2.1	Arrangement

The Parties shall use their commercially reasonable efforts to cause the Effective Date to occur as soon as reasonably practicable and in any event by the Outside Date.

2.2	Effect of the Arrangement

Upon the Effective Time, the Arrangement shall take effect, whereupon, as more particulary described in the Plan of Arrangement, Golden Share shall acquire all of the Spinco Shares by way of the Plan of Arrangement. After completion of the Arrangement, Golden Share’s articles shall be the Articles of Arrangement and Golden Share shall have the other attributes as set out in the Plan of Arrangement.

2.3	Arrangement Process

(a)	Golden Share agrees that as soon as reasonably practicable after the date hereof, it will, pursuant to the CBCA and prepare, file and diligently pursue an application for the Interim Order, which will provide, among other things:

(i)	for the calling and holding of the Meeting, including confirming the record date for determining the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(ii)	that, subject to the approval of the Court, the requisite approval for the Arrangement Resolution by the Golden Share Shareholders will be at least 66 2/3% of the votes cast on the Arrangement Resolution by the Golden Share Shareholders present in person or represented by proxy at the Meeting (such that each Golden Share Shareholder is entitled to one vote for each Golden Share Share held) (the “Golden Share Shareholders Vote”);

(iii)	that, in all other respects, the terms, restrictions and conditions of Golden Share’s constating documents, by-laws, including quorum requirements and all other matters, will apply in respect of the Meeting, except as modified by the Interim Order;

(iv)	for the grant of the Dissent Rights in the manner contemplated in the Plan of Arrangement and the Interim Order;

(v)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(vi)	that the Meeting may be adjourned or postponed from time to time by Golden Share without the need for further approval from the Court, and that the record date for Golden Share Shareholders entitled to notice of and vote at the Meeting will not change as a result of any such adjournment or postponement, unless required by Applicable Laws.

(b)	The Arrangement shall be structured such that, assuming that the Arrangement Resolution is approved and the Final Order is obtained, the Spinco Shares issuable to the Spinco Shareholders will not require registration under the U.S. Securities Act in reliance on subsection 3(a)(10) thereof.

(c)	The Arrangement shall become effective at the Effective Time. Following issuance of the Final Order and subject to the satisfaction or waiver of the conditions precedent in Article 5, each of Golden Share and Spinco shall, as soon as practicable, execute and deliver such closing documents and instruments and Golden Share shall proceed to file the Articles of Arrangement, the Final Order and such other documents as may be required to give effect to the Arrangement with the Directors pursuant to the CBCA, whereupon the transactions comprising the Arrangement shall occur and shall be deemed to have occurred in the order set out therein without any further act or formality. The Certificate of Arrangement will be conclusive evidence that the Arrangement have become effective on, and be binding on and after, the Effective Time.

2.4	Closing

The closing of the Arrangement will take place on the Effective Date.

ARTICLE 3

COVENANTS

3.1	Mutual Covenants

From the date of this Agreement until the Effective Date or termination of this Agreement, subject to the other provisions of this Agreement, each Party will:

(a)	not take, or cause to be taken, any action or cause anything to be done that would cause its obligations hereunder not to be fulfilled in a timely manner; and not take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or commercially reasonable action to not be taken, which is inconsistent with this Agreement or which would render or may reasonably be expected to render any representation or warranty made by it in this Agreement untrue in any material respect prior to the Effective Date or which would reasonably be expected to materially impede the consummation of the Arrangement or to prevent or delay the consummation of the transactions contemplated hereby, in each case, except as permitted by this Agreement; and

(b)	take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws to complete the Arrangement, including using reasonable commercial efforts to oppose, lift or rescind any injunction or restraining or other order seeking to stop, or otherwise adversely affecting its ability to consummate, the Arrangement and to defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging this Agreement or the consummation of the Arrangement.

Each Party will use its reasonable commercial efforts to cooperate with the other in connection with the performance by the other of their obligations under this Section 3.1 and this Agreement including continuing to provide reasonable access to information and to maintain ongoing communications as between officers of each Party, subject in all cases to the Confidentiality Agreement.

3.2	Covenants of Golden Share Regarding the Arrangement

Golden Share covenants and agrees that, from the date of this Agreement until the Effective Date or termination of this Agreement, except as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement) or required by Applicable Laws, it will:

(a)	ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement;

(b)	subject to the terms of this Agreement and in accordance and compliance with the Interim Order, as soon as practicable, convene and hold the Meeting in accordance with the Interim Order and Applicable Laws for the purpose of considering the Arrangement Resolution; and

(c)	as soon as practicable after the execution and delivery of this Agreement, prepare the Information Circular, together with any other documents required by Applicable Laws in connection with the Meeting required to be filed or prepared by Golden Share and, as soon as practicable after the execution and delivery of this Agreement, Golden Share shall cause the Information Circular and other documentation required in connection with the Meeting to be sent to the Golden Share Shareholders and be filed as required by the Interim Order and Applicable Laws.

3.3	Covenants of Spinco Regarding the Arrangement

Spinco covenants and agrees that, from the date of this Agreement until the Effective Date or termination of this Agreement, except as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement) or required by Applicable Laws, it will use its reasonable commercial efforts to complete the Financing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Golden Share

Golden Share hereby represents and warrants to and in favour of Spinco as follows and acknowledges that Spinco is relying on these representations and warranties in connection with the matters contemplated by this Agreement and the consummation of the Arrangement:

(a)	Organization and Status. Golden Share is duly incorporated and organized, and is validly subsisting, under the federal laws of Canada and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction.

(b)	Authorization. Golden Share has all necessary corporate power and authority and has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Contracts, agreements and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder.

(c)	Enforceability. This Agreement has been duly executed and delivered by Golden Share and (assuming due execution and delivery by the other Party) is a legal, valid and binding obligation of Golden Share enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws of general application relating to or affecting the rights of creditors generally and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction. Each of the Contracts, agreements and instruments required by this Agreement to be delivered by it will, at the Effective Time, have been duly executed and delivered by it and (assuming due execution and delivery by the other parties thereto) will at the Effective Time be enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization moratorium and other Applicable Laws of general application relating or affecting the rights of creditors generally and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction.

(d)	Litigation. Golden Share is not subject to any outstanding judgment, order, writ, injunction or decree that may prevent or materially impede the consummation of the Arrangement.

4.2	Representations and Warranties of Spinco

Spinco hereby represents and warrants to and in favour of Golden Share as follows and acknowledges that Golden Share is relying on these representations and warranties in connection with the matters contemplated by this Agreement and the consummation of the Arrangement:

(a)	Organization and Status. Spinco is duly incorporated and organized, and is validly subsisting, under the laws of the State of Delaware and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction.

(b)	Authorization. Spinco has all necessary corporate power and authority and has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Contracts, agreements and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder.

(c)	Enforceability. This Agreement has been duly executed and delivered by Spinco and (assuming due execution and delivery by the other Party) is a legal, valid and binding obligation of Spinco enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws of general application relating to or affecting the rights of creditors generally and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction. Each of the Contracts, agreements and instruments required by this Agreement to be delivered by it will, at the Effective Time, have been duly executed and delivered by it and (assuming due execution and delivery by the other parties thereto) will at the Effective Time be enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization moratorium and other Applicable Laws of general application relating or affecting the rights of creditors generally and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction.

(d)	Litigation. Spinco is not subject to any outstanding judgment, order, writ, injunction or decree that may prevent or materially impede the consummation of the Arrangement.

4.3	Survival of Representations and Warranties

The representations of Golden Share made in Section 4.1 this Agreement, and of Spinco made in Section 4.2 of this Agreement, shall expire and be terminated at the Effective Time. This Section 4.3 shall not limit any covenant or agreement of Golden Share or Spinco which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

ARTICLE 5

CONDITIONS PRECEDENT

5.1	Mutual Conditions Precedent

The respective obligations of the Parties to consummate the Arrangement are subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(a)	Interim Order. The Interim Order has been granted in form and substance satisfactory to Golden Share and Spinco, acting reasonably, and such orders have not been set aside or modified in a manner unacceptable to Golden Share and Spinco, each acting reasonably, on appeal or otherwise.

(b)	Arrangement Resolution. The Arrangement Resolution has been passed by the Golden Share Shareholders by not less than the Golden Share Shareholders Vote by the Outside Date in accordance with the Interim Order and in form and substance satisfactory to Spinco and Golden Share, acting reasonably.

(c)	Final Order. The Final Order has been granted by the Outside Date in form and substance satisfactory to Golden Share and Spinco, acting reasonably, and such orders have not been set aside or modified in a manner unacceptable to Golden Share and Spinco, acting reasonably, on appeal or otherwise.

(d)	Articles of Arrangement. The Articles of Arrangement have been filed by the Outside Date with the Director in accordance with the Arrangement, in form and substance satisfactory to each of Golden Share and Spinco, acting reasonably.

(e)	TSXV Approval. The TSXV has conditionally approved the transfer of the Spin-off Assets pursuant to the Arrangement.

(f)	Outside Date. The Effective Date will be on or before the Outside Date.

(g)	No Material Adverse Change. Between the date hereof and the Effective Time, there will not have occurred any Material Adverse Change with respect to Energy Storage Business.

(h)	No Action. There shall be no action taken under any existing Applicable Law, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any Governmental Authority, that:

(i)	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement; or

(ii)	results in a judgment or assessment of material damages directly or indirectly relating to the Arrangement.

(i)	Laws. No Applicable Law shall be in effect, and no Governmental Entity has enacted, issued, promulgated, applied for (or advised any of the Parties in writing that it has determined to make such application), enforced or entered any Applicable Law (whether temporary, preliminary or permanent), in either case that restrains, enjoins or otherwise prohibits consummation of or dissolves the Arrangement.

The foregoing conditions are for the mutual benefit of Golden Share, on the one hand, and Spinco, on the other hand, and may be waived by Golden Share or Spinco, in each case in its sole discretion, in whole or in part, at any time without prejudice to any other rights which such Party may have.

5.2	Additional Conditions to Obligations of Golden Share

The obligation of Golden Share to consummate the Arrangement is subject to the following conditions:

(a)	Representations and Warranties. The representations and warranties of Spinco set forth in this Agreement will be true and correct in all respect as of the date of this Agreement and as of the Effective Date as if made on and as of such date, and Spinco has provided to Spinco a certificate of two senior officers or authorized signatories certifying such accuracy.

(b)	Covenants. Spinco has complied in all material respects with its covenants herein, and Spinco has provided to Golden Share a certificate of two senior officers or authorized signatories certifying compliance with such covenants.

(c)	No Action. No act, action, suit, proceeding, objection or opposition has been commenced, pending, threatened, taken, entered or promulgated before or by any Governmental Entity or by any other Person, and no law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) has been proposed, enacted, promulgated, amended or applied, in any case: (i) to cease trade, enjoin, prohibit or impose material conditions on the Arrangement contemplated therein or herein; (ii) to prohibit or restrict the completion of the Arrangement in accordance with the terms hereof or otherwise relating to the Arrangement; or (iii) that would have a Material Adverse Effect on Golden Share.

The conditions in this Section 5.2 are for the exclusive benefit of Golden Share and may be asserted by Golden Share regardless of the circumstances or may be waived by Golden Share, in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Golden Share may have.

5.3	Additional Conditions to Obligations of Spinco

The obligation of Spinco to consummate the Arrangement is subject to the following conditions:

(a)	Representations and Warranties. The representations and warranties of Golden Share set forth in this Agreement will be true and correct in all respect as of the date of this Agreement and as of the Effective Date as if made on and as of such date, and Golden Share has provided to Spinco a certificate of two senior officers or authorized signatories certifying such accuracy.

(b)	Covenants. Golden Share has complied in all material respects with its covenants herein, and Golden Share has provided to Spinco a certificate of two senior officers or authorized signatories certifying compliance with such covenants.

(c)	No Action. No act, action, suit, proceeding, objection or opposition has been commenced, pending, threatened, taken, entered or promulgated before or by any Governmental Entity or by any other Person, and no law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) has been proposed, enacted, promulgated,amended or applied, in any case: (i) to cease trade, enjoin, prohibit or impose material conditions on the Arrangement contemplated therein or herein; (ii) to cease trade, enjoin, prohibit or impose material conditions on the rights of Golden Share to conduct the Energy Storage Business; (iii) to prohibit or restrict the completion of the Arrangement in accordance with the terms hereof or otherwise relating to the Arrangement; or (iv) that would have a Material Adverse Effect on Spinco.

(d)	Financing. Spinco shall have completed the Financing, subject to the completion of the Arrangement.

The conditions in this Section 5.3 are for the exclusive benefit of Spinco and may be asserted by Spinco regardless of the circumstances or may be waived by Spinco in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Spinco may have.

5.4	Notice and Effect of Failure to Comply with Conditions

If any of the conditions precedents set forth in Sections 5.1, 5.2 or 5.3 hereof have not been complied with or waived by the Party or Parties for whose benefit such conditions are provided on or before the date required for the performance thereof, then a Party for whose benefit the condition precedent is provided may, in addition to any other remedies they may have at law or equity, rescind and terminate this Agreement provided that, prior to the filing of the Articles of Arrangement for the purpose of giving effect to the Arrangement, the Party intending to rely thereon has delivered a written notice to the other Party, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition or the availability of a termination right, as the case may be.

5.5	Satisfaction of Conditions

The conditions set out in this Article 5 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties the Articles of Arrangement have been filed under the CBCA to give effect to the Arrangement.

ARTICLE 6

AMENDMENT

6.1	Amendment

This Agreement may, at any time and from time to time before or after the holding of the Meetings, be amended by written agreement of the Parties without, subject to Applicable Laws, further notice to or authorization on the part of the Golden Share Shareholders and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; or

(d)	waive compliance with or modify any other conditions precedent contained herein, provided that no such amendment reduces or materially adversely affects the consideration to be received by the Golden Share Shareholders without approval by the affected Golden Share Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

6.2	Amendment of Plan of Arrangement

(a)	Spinco and Golden Share reserve the right to amend, modify and/or supplement the Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any amendment, modification or supplement must be contained in a written document which is: (i) filed with the applicable Court and, if made following the applicable Meeting, approved by the applicable Court; and (ii) communicated to Golden Share Shareholders in the manner required by the Court (if so required).

(b)	Any amendment, modification or supplement to the Plan of Arrangements may be proposed by Spinco and Golden Share (if consented to by all such parties, each acting reasonably) at any time prior to or at the Meetings with or without any other prior notice or communication and, if so proposed and accepted, in the manner contemplated and to the extent required by this Agreement, by the Golden Share Shareholders, shall become part of the applicable Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to a Plan of Arrangement which is approved or directed by the applicable Court following the applicable Meeting shall be effective only: (i) if it is consented to by Spinco and Golden Share (each acting reasonably); and (ii) if required by the Court or applicable law, it is consented to by the Golden Share Shareholders.

ARTICLE 7

TERMINATION

7.1	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Date:

(i)	by mutual written consent of the Parties;

(ii)	by either Spinco or Golden Share, if the Arrangement Resolution failed to receive the Golden Share Shareholders Vote at the Meeting (including any adjournment or postponement thereof), in accordance with the Interim Order;

(iii)	by either Spinco or Golden Share, if the Effective Time shall not have occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Subsection 7.1(a)(iii) shall not be available to any Party whose failure to fulfill any of its obligations has been the cause of, or resulted in, the failure of the Effective Time to occur by such date; or

(iv)	as provided in Section 5.4; provided that the Party seeking termination is not then in breach of this Agreement so as to cause any of the conditions set forth in Sections 5.1, 5.2 or 5.3, as applicable, not to be satisfied.

(b)	If this Agreement is terminated in accordance with the foregoing provisions of this Section 7.1, this Agreement will forthwith become void and no Party will have any further liability or obligation to the other Party hereunder except as provided in this Subsection 7.1(b), Subsections 8.1, 9.2, 9.4, 9.8, 9.10, 9.11 and each Party’s obligations under the Confidentiality Agreement, which will survive such termination. Notwithstanding the foregoing, nothing contained in this Subsection 7.1(b) shall relieve any Party from liability for any fraud or breach of any provision of this Agreement.

ARTICLE 8

NOTICES

8.1	Notices

All notices that may or are required to be given pursuant to any provision of this Agreement are to be given or made in writing and served personally or sent by facsimile transmission or email:

(a)	in the case of Golden Share, to:

Golden Share Resources Corporation
145 Riviera Drive, Unit 7
Markham, Ontario L3R 5J6
Attention:	Fleming Huang
Email:	fleming.huang@goldenshare.ca

(b)	in the case of Spinco, to:

Harmony Energy Technologies Corporation
c/o Golden Share Resources Corporation 145 Riviera Drive, Unit 7
Markham, Ontario L3R 5J6
Attention:	Nick Zeng
Email:	nick.zeng@kainc.ca

or such other address as the Parties may, from time to time, advise the other Party hereto by notice in writing. The date or time of receipt of any such notice will be deemed to be the date of delivery or the time such facsimile transmission or email is received.

ARTICLE 9

GENERAL

9.1	Non-Survival of Representations and Warranties

No investigation by or on behalf of, or knowledge of, a Party, will mitigate, diminish or affect the representations or warranties made by the other Party in this Agreement or any certificate delivered by such other Party pursuant to this Agreement. The respective representations and warranties of the Parties contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. This Section 9.1 will not limit any undertaking, obligations covenant or agreement of whatever nature of a Party or any of its subsidiaries which, by its terms, contemplates performance after the Effective Time or date on which this Agreement is terminated, as the case may be.

9.2	Assignment, Binding Effect and Entire Agreement

(a)	Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties hereto without the prior written consent of the other Party hereto.

(b)	This Agreement will be binding on and will inure to the benefit of the Parties and their respective successors and permitted assigns.

(c)	This Agreement constitutes the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

9.3	Public Communications

Each Party agrees to consult with the other Party prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press releases or otherwise making public statements with respect to this Agreement or the Arrangement. Without limiting the generality of the foregoing, no Party will issue any press release regarding the Arrangement, this Agreement or any transaction relating to this Agreement without first providing a draft of such press release to the other Party and reasonable opportunity for comment; provided, however, that the foregoing will be subject to each Party’s overriding obligation to make any such disclosure required in accordance with Applicable Laws. If such disclosure is required and the other Party has not reviewed or commented on the disclosure, the Party making such disclosure will use all commercially reasonable efforts to give prior oral or written notice to the other Party, and if such prior notice is not possible, to give such notice promptly following such disclosure.

9.4	Costs

All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such cost or expense, whether or not the Arrangement are completed.

9.5	Severability

If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the remaining provisions or parts thereof contained herein will be and will be conclusively deemed to be severable therefrom and the validity, legality or enforceability of such remaining provisions or parts thereof will not in any way be affected or impaired by the severance of the provisions or parts thereof severed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.6	Further Assurances

Each Party hereto will, from time to time and at all times hereafter, at the request of the other Party hereto, but without further consideration, do all such further acts, and execute and deliver all such further documents and instruments and provide all such further assurances as may be commercially reasonably required in order to fully perform and carry out the terms and intent hereof.

9.7	Time of Essence

Time is of the essence of this Agreement.

9.8	Applicable Laws and Enforcement

This Agreement will be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, and will be construed and treated in all respects as an Ontario contract. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement. Each Party hereby waives any right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement.

9.9	Waiver

Any Party may, on its own behalf only: (a) extend the time for the performance of any of the obligations or acts of the other Party; (b) waive compliance with the other Party’s agreements or the fulfillment of any conditions to its own obligations contained herein; or (c) waive inaccuracies in the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

9.10	Third Party Beneficiaries

This Agreement is not intended to confer any rights or remedies upon any Person other than the Parties to this Agreement.

9.11	No Consequential Damages

No Party shall be liable in an action initiated by one against the other for special, indirect, consequential, exemplary or punitive damages resulting from or arising out of this Agreement, including loss of profit or business interruptions, however same may be caused.

9.12	Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. The Parties are entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy will be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page left blank intentionally – signatures follow]

IN WITNESS WHEREOF each of Parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GOLDEN SHARE RESOURCES CORPORATION

Per:

HARMONY ENERGY TECHNOLOGIES CORPORATION

Per:

SCHEDULE A

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

(a)	The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving Golden Share Resources Corporation (“Golden Share”), pursuant to the arrangement agreement dated October 15, 2018 between Golden Share and Harmony Energy Technologies Corporation (the “Arrangement Agreement”), all as more particularly described and set forth in the management information circular of Golden Share dated October 15, 2018 accompanying the notice of this meeting (as the Arrangement may be amended, modified and/or supplemented from time to time in accordance with its terms), is hereby authorized, approved and adopted.

(b)	The plan of arrangement as it has been or may be amended, modified and/or supplemented in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”), the full text of which is set out as Schedule B to the Arrangement Agreement, is hereby authorized, approved and adopted.

(c)	The Arrangement Agreement and all the transactions contemplated thereby, the actions of the directors of Golden Share in approving the Arrangement and the Arrangement Agreement, and the actions of the directors and officers of Golden Share in executing and delivering the Arrangement Agreement and any amendments, modifications and/or supplements thereto are hereby ratified and approved.

(d)	Notwithstanding that this resolution has been passed (and the Arrangement approved and agreed to) by shareholders of Golden Share or that the Arrangement has been approved by the Ontario Superior Court of Justice, the directors of Golden Share are hereby authorized and empowered without further notice to or approval of any shareholders of Golden Share: (i) to amend, modify and/or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or Plan of Arrangement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

(e)	Any one officer or director of Golden Share is hereby authorized and directed for, in the name of and on behalf of Golden Share, to make an application for the final order from the Ontario Superior Court of Justice approving the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement and to execute, cause to be executed and to deliver or cause to be delivered, for filing with the Director under the CBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

(f)	Any one director or officer of Golden Share is hereby authorized and directed for, in the name and on behalf of Golden Share, to execute or cause to be executed and to deliver or to cause to be delivered, all such other documents and instruments and to do or to cause to be done all such other acts and things as in such person’s opinion may be necessary or desirable in order to carry out the intent of the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of such act or thing.

SCHEDULE B

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 192 OF THE

CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1	In this Plan of Arrangement (this “Plan of Arrangement”), the following terms have the following meanings:

(a)	“Arrangement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations made in accordance with (i) Section 6.2 of the Arrangement Agreement, (ii) Article 6 of this Plan of Arrangement, or (iii) at the discretion of the Court in either the Interim Order or the Final Order with the prior written consent of Golden Share and Spinco, each acting reasonably;

(b)	“Arrangement Agreement” means the arrangement agreement dated October 15, 2018 between Golden Share and Spinco with respect to the Arrangement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

(c)	“Arrangement Resolution” means the special resolution in respect of the Arrangement in substantially the form attached as Appendix A to the Information Circular to be voted upon by Golden Share Shareholders at the Meeting;

(d)	“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under the CBCA to be filed with the Director after the Final Order has been granted, to give effect to the Arrangement;

(e)	“Business Day” means any day, excepting Saturdays, Sundays and statutory holidays observed in Toronto, Ontario;

(f)	“CBCA” means the Canada Business Corporations Act, as now enacted and as amended and the regulations thereto;

(g)	“Certificate” means the certificate or other proof of filing to be issued by the Director pursuant to the CBCA giving effect to the Arrangement;

(h)	“Commercialization Agreement” means agreement 70973 dated January 25, 2018 between Battelle Memorial Institute Pacific Northwest Division and Golden Share;

(i)	“Court” means the Ontario Superior Court of Justice;

(j)	“Director” means the Director appointed pursuant to Section 260 of the CBCA;

(k)	“Dissent Rights” means rights of dissent in respect of the Arrangement as described in Article 5 hereof, as modified by the Interim Order and the Final Order;

(l)	“Dissenting Shareholder” means a registered holder of Golden Share Shares who has duly and validly exercised its the Dissent Rights in respect of its Golden Share Shares and has not withdrawn or been deemed to have withdrawn such exercise of its Dissent Rights;

(m)	“Effective Date” means the date agreed to by Golden Share and Spinco in writing as the effective date of the Arrangement after all of the conditions precedent to the completion of the Arrangement as set out in the Arrangement Agreement have been satisfied or waived and the Final Order has been granted by the Court;

(n)	“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time agreed to by Golden Share and Spinco;

(o)	“Final Order” means the final order of the Court approving the Arrangement pursuant to the CBCA (in form acceptable to Golden Share and Spinco, each acting reasonably), as such order may be affirmed, amended or modified by any court of competent jurisdiction (with the consent of Golden Share and Spinco, each acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to Golden Share and Spinco, each acting reasonably) on appeal;

(p)	“Financing” means the equity financing of Spinco for minimum gross proceeds of US$100,000;

(q)	“Golden Share” means Golden Share Resources Corporation, a body corporate incorporated under the federal laws of Canada;

(r)	“Golden Share Shareholder” means a holder of Golden Share Shares;

(s)	“Golden Share Shares” means common shares in the capital of Golden Share;

(t)	“Information Circular” means the notice of Meeting and accompanying management information circular and proxy statement of Golden Share to be mailed to the Golden Share Shareholders in connection with the holding of the Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the Arrangement Agreement;

(u)	“Interim Order” means the interim order of the Court concerning the Arrangement pursuant to the CBCA (in form acceptable to Golden Share and Spinco, each acting reasonably), containing declarations and directions with respect to the Arrangement and the holding of the Meeting as such order may be affirmed, amended or modified by any court of competent jurisdiction (with the prior consent of Golden Share and Spinco, each acting reasonably);

(v)	“License Agreement” means license agreement number 528131 effective October 6, 2016 between Batelle Memorial Institute and Golden Share, as amended on May 26, 2017 and February 8, 2018;

(w)	“Meeting” means the special meeting of the Golden Share Shareholders, including any adjournments or postponements thereof, to be called and held in accordance with the Arrangement Agreement and Interim Order to permit the Golden Share Shareholders to inter alia consider and vote on the Arrangement Resolution;

(x)	“person” includes any individual, partnership, association, organization, firm, body corporate, trust, estate, trustee, executor, administrator, legal representative, government (including governmental authority), agency, instrumentality, or other entity, whether or not having legal status;

(y)	“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with the Arrangement Agreement and Article 6 hereof or made at the direction of the Court in either the Interim Order or the Final Order with the prior written consent of Golden Share and Spinco, each acting reasonably;

(z)	“Spinco” means Harmony Energy Technologies Corporation, a corporation existing under the laws of the State of Delaware;

(aa)	“Spinco Shares” means the common shares in the capital of Spinco;

(bb)	“Spinco Shareholders” means the holders of Spinco Shares;

(cc)	“Spin-off Assets” means the Commercialization Agreement, License Agreement and the pre- payment in the amount of US$100,000 made to PNNL under the Commercialization Agreement;

(dd)	“Tax Act” means the Income Tax Act (Canada), together with any and all regulations promulgated thereunder, as amended; and

(ee)	“Transfer Agent” means Computershare Trust Company of Canada and/or Computershare Trust Services, N.A., as applicable.

1.2	The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.3	Unless reference is specifically made to some other document or instrument, all references herein to articles and sections are to articles and sections of this Plan of Arrangement.

1.4	Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; and words importing any gender shall include all genders.

1.5	In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.6	References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

ARTICLE 2

ARRANGEMENT AGREEMENT

2.1	This Plan of Arrangement is made pursuant and subject to the provisions of, and forms part of, the Arrangement Agreement.

ARTICLE 3

ARRANGEMENT

3.1	Upon the filing of the Articles of Arrangement and the issue of the Certificate, this Plan of Arrangement will become effective at the Effective Time and will be binding on and after the Effective Time on: (i) all legal and beneficial Golden Share Shareholders, (ii) Golden Share, and (iii) Spinco.

3.2	The Arrangement involves the following steps that will occur and will be deemed to occur sequentially, in five minute increments, unless otherwise noted, starting at the Effective Time without any further act or formality:

(a)	the Golden Share Shares held by Dissenting Shareholders who have properly exercised Dissent Rights that remain valid immediately prior to the Effective Time shall, as of the Effective Time, be deemed to have been transferred to Golden Share free and clear of all liens, claims and encumbrances, and cancelled and cease to be outstanding, and, as of the Effective Time, such Dissenting Shareholders shall cease to have any rights as Golden Share Shareholders, other than the right to be paid the fair value of their Golden Share Shares;

(b)	Golden Share shall transfer, assign and convey to Spinco and Spinco shall accept and assume all of the rights, title and interest of Golden Share in and to the Spin-off Assets in consideration for the issuance by Spinco of 3,850,134 fully paid and non-assessable Spinco Shares (the “Arrangement Spinco Shares”) or such number as is equal to the 10% of the number of Golden Share Shares issued and outstanding immediately prior to the Effective Time (excluding any Golden Share Shares held by Dissenting Shareholders);

(c)	the authorized share structure of Golden Share shall be deemed to be altered by:

(i)	renaming and re-designating all of the issued and unissued Golden Share Shares as “Class A common shares without par value” and amending the special rights and restrictions attached to those shares to provide the holders thereof with two votes in respect of each share held, being the “Golden Share Class A Shares”;

(ii)	creating a new class consisting of an unlimited number of “common shares without par value” with terms and special rights and restrictions identical to those of the Golden Share Shares immediately prior to the Effective Time, being the “New Golden Share Shares”; and

(iii)	the Articles of Golden Share shall be amended to reflect the alterations in Section 3.2(c)(i) and (ii);

(d)	in the course of a reorganization of Golden Share’s capital within the meaning of section 86 of the Tax Act, the Golden Share Class A Shares (excluding any Golden Share Class A Shares held by Dissenting Shareholders) will be deemed to be exchanged by the Golden Share Shareholders (free and clear of all liens, claims and encumbrances) as follows:

(i)	for each Golden Share Class A Share, one New Golden Share Share; and

(ii)

for each 10 Golden Share Class A Shares, one Spinco Share (if the foregoing calculation would otherwise result in a Golden Share Shareholder receiving a fraction of a Spinco Share, the number of Spinco Shares received by such Golden Share Shareholder shall be rounded down to the nearest whole Spinco Share);

(e)	simultaneously:

(i)	the aggregate amount added to the stated capital of the New Golden Share Shares will be equal to (a) aggregate paid-up capital (as that term is used for purposes of the Tax Act) of the Golden Share Class A Shares (excluding Golden Share Shares held by Dissenting Shareholders) immediately prior to the exchange effected pursuant to Section 3.2(d), less(b) the fair market value of the Spinco Shares distributed pursuant to Section 3.2(d) at the time of distribution;

(ii)	the Golden Share Class A Shares, none of which will be issued or outstanding once the exchange in Section 3.2(d) is completed, will be cancelled with the appropriate entries being made in the central securities register of Golden Share and the authorized share structure of Golden Share will be amended by eliminating the Golden Share Class A Shares; and

(iii)	the Articles of Golden Share shall be amended to reflect the alterations in Section 3.2(e)(i) and (ii);

(f)	the Financing shall close and a number of Spinco Shares (the “Financing Spinco Shares”) shall be issued to the subscribers therefor as set forth in the Financing subscriptions; and

(g)	any Spinco Shares still held by Golden Share following the completion of the foregoing steps would be redeemed for a price of US$1.00 each and cancelled.

3.3	Each of Golden Share, Spinco and the Transfer Agent shall be entitled to deduct and withhold from any cash payment or any issue, transfer or distribution of New Golden Share Shares or Spinco Shares, made pursuant to this Plan of Arrangement such amounts as may be required to be deducted and withheld pursuant to the Tax Act or any other applicable law, and any amount so deducted and withheld will be deemed for all purposes of this Plan of Arrangement to be paid, issued, transferred or distributed to the person entitled thereto under the Plan of Arrangement. Without limiting the generality of the foregoing, any New Golden Share Shares or Spinco Shares so deducted and withheld may be sold on behalf of the person entitled to receive them for the purpose of generating cash proceeds, net of brokerage fees and other reasonable expenses, sufficient to satisfy all remittance obligations relating to the required deduction and withholding, and any cash remaining after such remittance shall be paid to the person forthwith

ARTICLE 4

OUTSTANDING CERTIFICATES AND FRACTIONAL SECURITIES

4.1	From and after the Effective Time, certificates formerly representing Golden Share Shares under the Arrangement shall represent only the right to receive the consideration to which the Golden Share Shareholders are entitled under the Arrangement, or as to those held by Dissenting Shareholders, other than those Dissenting Shareholders deemed to have participated in the Arrangement pursuant to Section 5.1, to receive the fair value of the Golden Share Shares represented by such certificates.

4.2

On the Effective Date, or as soon as practicable thereafter, Spinco shall execute and deliver to the Transfer Agent a treasury order or such other direction as may be requested by the Transfer Agent to effect the issuances and delivery of the Spinco Shares issuable in Section 3.2(d)(ii) above to such Golden Share Shareholders in accordance with the terms of this Plan of Arrangement.

4.3	No fractional Spinco Shares shall be issued pursuant to the Arrangement and any fractional number of Spinco Shares shall be rounded down to the nearest whole number of Spinco Shares without any additional compensation.

4.4	From and after the Effective Date, share certificates representing Golden Share Shares immediately before the Effective Date, except for those deemed to have been cancelled pursuant to Article 5, shall for all purposes be deemed to be share certificates representing New Golden Share Shares, and no new share certificates shall be issued with respect to the New Golden Share Shares issued in connection with the Arrangement.

ARTICLE 5

DISSENTING SHAREHOLDERS

5.1	Registered Golden Share Shareholders are entitled to exercise rights of dissent in connection with the Arrangement with respect to their Golden Share Shares under Section 190 of the CBCA as modified by the Interim Order, the Final Order and this Section 5.1 (the “Dissent Rights”); provided that the duly executed notice of dissent to the resolution approving the Arrangement contemplated by Section 190(5) of the CBCA must be received by Golden Share not later than 5:00 p.m. (Toronto time) on the Business Day immediately preceding the date of the Meeting or by 5:00 p.m. (Toronto time) on the Business Day prior to the date on which any adjournment of the Meeting is held.

5.2	Golden Share Shares held by Golden Share Dissenting Shareholders who are ultimately entitled to be paid fair value for their Golden Share Shares will be and will be deemed to have been sold to Golden Share and such Golden Share Dissenting Shareholders will cease to have any rights as former Golden Share Shareholders other than their right to be paid fair value for their Golden Share Shares by Golden Share.

5.3	Golden Share Shareholders who exercise, or purport to exercise, Golden Share Dissent Rights, and who are ultimately determined not to be entitled, for any reason, to be paid fair value for their Golden Share Shares will be deemed to have participated in the Arrangement on the same basis as any non-dissenting Golden Share Shareholders as at and from the Effective Date and will receive, and be entitled to receive, only the consideration for each Golden Share Share on the basis set forth in Section 3.2.

ARTICLE 6

AMENDMENTS

6.1	Golden Share and Spinco may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be: (i) set out in writing; (ii) approved by the parties(iii) filed with the Court and, if made following the Meeting, approved by the Court; and (iv) communicated to Golden Share Shareholders, if and as required by the Court.

6.2

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Golden Share and Spinco at any time prior to or at the Meeting (provided that the other parties shall have consented in writing prior thereto) with or without any other prior notice or communication, and if so proposed and accepted, in the manner contemplated and to the extent required by the Arrangement Agreement, by the persons voting at the Meeting (other than as may be required under the Interim Order or other order of the Court), shall become part of this Plan of Arrangement for all purposes.

6.3	Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Meeting shall be effective only: (i) if it is consented to by Golden Share and Spinco (each acting reasonably); and (ii) if required by the Court, it is consented to by Golden Share Shareholders.

6.4	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time but shall only be effective if (x) it is consented to by Golden Share and Spinco and (y) it concerns a matter which, in the reasonable opinion of Golden Share, is merely of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of Golden Share, Spinco or any former Golden Share Shareholder.

ARTICLE 7

MISCELLANEOUS

7.1	Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in the Plan of Arrangement without any further act or formality, each of Golden Share and Spinco shall make, do and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required in order further to document or evidence any of the transactions or events set out herein.